Redacted
Fee Schedule has been excluded because it is both
(1) not material and (2) is treated as confidential

FUND SUB-ADMINISTRATION SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of the last day written on the signature page by and between STRATEGIC SERVICES, LLC (“the Company”), with respect to STRATEGIC TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANCORP GLOBAL FUND SERVICES, a Wisconsin limited liability company (“USBGFS”).
WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and
WHEREAS, USBGFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and
WHEREAS, the Company serves as administrator to the Fund and desires to retain USBGFS to provide fund sub-administration services to each series of the Trust listed on each Exhibit attached hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”).
NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1.Appointment of USBGFS as Sub-Administrator
The Company hereby appoints USBGFS as sub-administrator of the Trust on the terms and conditions set forth in this Agreement, and USBGFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBGFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBGFS hereunder.
2.Services and Duties of USBGFS
USBGFS shall provide the following administration services to the Trust with respect to each Fund:
A.General Fund Management:
(1)Act as liaison among Trust service providers.

(2)Supply:

a.Office facilities (which may be in USBGFS’, or an affiliate’s, or Fund’s own offices).
b.Non-investment-related statistical and research data as requested.

(3)Coordinate the Trust’s board of trustees (the “Board of Trustees” or the “Trustees”) communications, such as:
a.Prepare meeting agendas and resolutions, with the assistance of Trust counsel.
b.Prepare reports for the Board of Trustees and the Company based on financial and administrative data.
c.Assist with the selection of the independent auditor.
d.Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.
e.Prepare minutes of meetings of the Board of Trustees and Fund shareholders.
f.Recommend dividend declarations to the Company and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.
g.Attend Board of Trustees meetings and present materials for the Trustees’ review at such meetings.

(4)Audits:
a.For the annual Trust audit, prepare appropriate schedules and materials. Provide requested information to the independent auditors, and facilitate the audit process.
b.For SEC or other regulatory audits, provide requested information to the SEC or other regulatory agencies and facilitate the audit process.
c.For all audits, provide office facilities, as needed.

(5)Assist with overall operations of the Trust.

(6)Pay Trust expenses upon written authorization from the Trust.

(7)Keep the Trust’s governing documents, including its charter, bylaws and minute books, but only to the extent such documents are provided to USBGFS by the Trust or its representatives for safe keeping.

B.Compliance:
(1)Regulatory Compliance:
a.Monitor compliance with the 1940 Act requirements, including:
(i)     Asset and diversification tests.
(ii)     Total return and SEC yield calculations.
(iii)     Maintenance of books and records under Rule 31a-3.
(iv)     Code of ethics requirements under Rule 17j-1 for the disinterested Trustees.

b.Monitor Trust's compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”) (or similar disclosure documents) included in its registration statement on Form N-2 filed with the SEC (“Registration Statement”).
c.Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with (i) any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of USBGFS’ compliance program as it relates to the Trust, provided the same shall not be deemed to change USBGFS’ standard of care as set forth herein.
d.In order to assist the Company in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), USBGFS will provide the Trust’s Chief Compliance Officer with reasonable access to USBGFS’ fund records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving USBGFS that affect or could affect the Trust.
e.Monitor applicable regulatory and operational service issues, and update the Company periodically.
f.Monitor compliance with regulatory exemptive relief (as applicable) for Exchange Traded Funds (“ETFs”)

(2)SEC Registration and Reporting:
a.Assist Trust counsel in annual update of the Registration Statement.
b.Prepare and file annual and semiannual shareholder reports, Form N-SAR, Form N-CSR, Form N-Q filings and Rule 24f-2 notices. As requested by the Trust, prepare and file Form N-PX filings.
c.Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.
d.File fidelity bond under Rule 17g-1.
e.Monitor sales of Trust shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.
f.Assist Trust counsel in preparation of proxy statements and information statements, as requested by the Trust.
g.Assist Trust counsel with application for exemptive relief, when applicable

(3)IRS Compliance:
a.Monitor the Trust’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:
(i)     Diversification requirements.
(ii)     Qualifying income requirements.
(iii)     Distribution requirements.
b.Calculate required annual excise distribution amounts for the review and approval of Trust management and/or its independent accountant.

C.Financial Reporting:
(1)Provide financial data required by the Registration Statement.

(2)Prepare financial reports for officers, shareholders, tax authorities,

(3)performance reporting companies, the Board of Trustees, the SEC, and the independent auditor.

(4)Supervise the Trust’s custodian and fund accountants in the maintenance of the Trust’s general ledger and in the preparation of the Trust’s financial statements, including oversight of expense accruals and payments, and the declaration and payment of dividends and other distributions to shareholders.

(5)Compute the yield, total return, expense ratio and portfolio turnover rate of the Trust.

(6)Monitor expense accruals and make adjustments as necessary; notify the Company’s management of adjustments expected to materially affect the Trust’s expense ratio.

(7)Prepare financial statements, which include, without limitation, the following items:
a.Schedule of Investments.
b.Statement of Assets and Liabilities.
c.Statement of Operations.
d.Statement of Changes in Net Assets.
e.Statement of Cash Flows (if applicable).
f.Financial Highlights.

(8)Pursuant to Rule 31a-1(b)(9) of the 1940 Act, prepare quarterly broker security transaction summaries.

D.Tax Reporting:

(1)Prepare for the review of the independent accountants and/or Trust management the federal and state tax returns including without limitation, Form 1120 RIC and applicable state returns including any necessary schedules. USBGFS will prepare annual Trust federal and state income tax return filings as authorized by and based on the instructions received by Trust management and/or its independent accountant. File on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8613, with any necessary schedules.
(2)Provide the Trust’s management and Trust’s independent accountant with tax reporting information pertaining to the Trust and available to USBGFS as required in a timely manner.
(3)Prepare Trust financial statement tax footnote disclosures for the review and approval of Trust management and/or the Trust’s independent accountant.
(4)Prepare and file on behalf of Trust management Form 1099 MISC for payments to disinterested directors and other qualifying service providers.

(5)Monitor wash sale losses.

(6)Calculate Qualified Dividend Income (“QDI”) for qualifying fund shareholders.

3.License of Data; Warranty; Termination of Rights
A.     USBGFS has entered into agreements with MSCI index data services (“MSCI”), Standard & Poor Financial Services LLC (“S&P”), and FactSet Research Systems Inc. (“FACTSET”) which obligates USBGFS to include a list of required provisions in this Agreement attached hereto as Exhibit 1. The index data services being provided to the Trust by USBGFS pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Trust. The provisions in Exhibit 1 shall not have any effect upon the standard of care and liability USBGFS has set forth in Section 6 of this Agreement.
B.     The Trust agrees to indemnify and hold harmless USBGFS, its information providers, and any other third party involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising in and any manner out of the Trust’s or any third party’s use of, or inability to use, the Data or any breach by the Trust of any provision contained in this Agreement regarding the Data. The immediately preceding sentence shall not have any effect upon the standard of care and liability of USBGFS as set forth in Section 6 of this Agreement.
C.    USBGFS has entered into agreements with Bloomberg Finance L.P. (“Bloomberg”) to provide data (the “N-PORT Data”) for use in or in connection with the reporting requirements under the Rule, including preparation and filing of Form N-PORT. In connection with the provision of the N-PORT Data, Bloomberg requires certain provisions to be included in the Agreement.
    The Trust agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the N-PORT Data, (b) not extract the N-PORT

Data from the view-only portal, (c) not use the N-PORT Data for any purpose independent of complying with the requirements of Rule 30b1-9 (which prohibition shall include, for the avoidance of doubt, use in risk reporting or other systems or processes (e.g., systems or processes made available enterprise-wide for the Trust’s internal use)), (d) permit audits of its use of the N-PORT Data by Bloomberg, its affiliates or, at the Trust’s request, a mutually agreed upon third-party auditor (provided that the costs of an audit by a third party shall be borne by the Trust), (e) exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Trust’s receipt or use of the N-PORT Data (including expressly disclaiming all warranties). The Trust further agrees that Bloomberg shall be a third-party beneficiary of the Agreement solely with respect to the foregoing provisions (a) – (e).
4.Compensation
USBGFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on each Fund’s Exhibit hereto (as amended from time to time by consent of both parties to this Agreement). USBGFS shall also be reimbursed for such miscellaneous expenses as set forth on each Fund’s Exhibit hereto as are reasonably incurred by USBGFS in performing its duties hereunder. The Company shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify USBGFS in writing within 30 calendar days following receipt of each invoice if the Company is disputing any amounts in good faith. The Company shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Company is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Company to USBGFS shall only be paid out of the assets and property of the particular Trust involved.
5.Representations and Warranties
A.The Company and the Trust hereby represent and warrant to USBGFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)    This Agreement has been duly authorized, executed and delivered by the Company, in accordance with all requisite action and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)    It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.USBGFS hereby represents and warrants to the Company which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)    It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)    This Agreement has been duly authorized, executed and delivered by USBGFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBGFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)    It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.
6.Standard of Care; Indemnification; Limitation of Liability
A.USBGFS shall exercise reasonable care in the performance of its duties under this Agreement. USBGFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company or the Trust in connection with its duties under this Agreement, except a loss arising out of or relating to USBGFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBGFS has exercised reasonable care in the performance of its duties under this Agreement, the Company shall indemnify and hold harmless USBGFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBGFS may sustain or incur or that may be asserted against USBGFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBGFS by any duly authorized officer of the Company or the Trust, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBGFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Company, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBGFS” shall include USBGFS’ directors, officers and employees.

USBGFS shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Company may sustain or incur or that may be asserted against the Company by any person arising out of any action taken or omitted to be taken by USBGFS as a result of USBGFS’ refusal or failure to comply with the terms of this Agreement, or from USBGFS’ bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBGFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Company” shall include the Company’s directors, officers and employees.

In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); or (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, USBGFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBGFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBGFS. USBGFS agrees that it shall, at all times, have reasonable business continuity and contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Company shall be entitled to inspect USBGFS’ premises and operating capabilities at any time during regular business hours of USBGFS, upon reasonable notice to USBGFS. Moreover, USBGFS shall provide the Company, at such times as the Company may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBGFS relating to the services provided by USBGFS under this Agreement.

Notwithstanding the above, USBGFS reserves the right to reprocess and correct administrative errors at its own expense.

B.In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.The indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.

D.If USBGFS is acting in another capacity for the Company pursuant to a separate agreement, nothing herein shall be deemed to relieve USBGFS of any of its obligations in such other capacity.

E.In conjunction with the tax services provided to the Trust by USBGFS hereunder, USBGFS shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the IRC, or any successor thereof. Any information provided by USBGFS to a Trust for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in USBGFS’ administrative capacity. USBGFS shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the IRC has been satisfied with respect to any income tax item. Each Trust, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by USBGFS, and any supporting documents thereto, in connection with the tax reporting services provided to each Trust by USBGFS. USBGFS shall not be liable for the provision or omission of any tax advice with respect to any information provided by USBGFS to a Trust. The tax information provided by USBGFS shall be pertinent to the data and information made available to USBGFS, and is neither derived from nor construed as tax advice.
7.Data Necessary to Perform Services
The Company or the Trust its agent shall furnish to USBGFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.
8.Proprietary and Confidential Information
USBGFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company or the Trust, all records and other information relative to the Company or the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Company or the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBGFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Company or the Trust. Records and other information which have become known to the public through no wrongful act of USBGFS or any of its employees, agents or representatives, and information that was already in the possession of USBGFS prior to receipt thereof from the Company, the Trust or its agent, shall not be subject to this paragraph.
Further, USBGFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBGFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Company or the Trust and its shareholders.
9.Records
USBGFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Company, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBGFS agrees that all such records prepared or maintained by USBGFS relating to the services to be performed by USBGFS hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Company or its designee on and in accordance with its request.
10.Compliance with Laws
The Company, on behalf of itself and the Trust has and retains primary responsibility for all compliance matters relating to the Trust, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Trust relating to its portfolio investments as set forth in its Registration Statement. USBGFS’ services hereunder shall not relieve the Company of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto.

11.Terms of Agreement; Amendment
This Agreement shall become effective as of the date first written above and will continue in effect for a period of two (2) years. However, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties. Subsequent to the end of the two (2) year period, this Agreement continues until one party gives 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBGFS and the Company, and authorized or approved by the Board of Directors.
12.Early Termination
In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement prior to the end of the two (2) year term, the Company agrees to pay the following fees:
a.all monthly fees through the life of the Agreement, including the repayment of any negotiated discounts;
b.all fees associated with converting services to successor service provider;
c.all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
all miscellaneous costs associated with a.-c. above
13.Duties in the Event of Termination
In the event that, in connection with termination, a successor to any of USBGFS’ duties or responsibilities hereunder is designated by the Company by written notice to USBGFS, USBGFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBGFS under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which USBGFS has maintained the same, the Company shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBGFS’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Company.
14.Assignment
This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Company without the written consent of USBGFS, or by USBGFS without the written consent of the Company.

15.Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.
16.No Agency Relationship
Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.
17.Services Not Exclusive
Nothing in this Agreement shall limit or restrict USBGFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.
18.Invalidity
Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.
19.Legal-Related Services
Nothing in this Agreement shall be deemed to appoint USBGFS and its officers, directors and employees as the Trust attorneys, form attorney-client relationships or require the provision of legal advice. The Company acknowledges that in-house USBGFS attorneys exclusively represent USBGFS and rely on outside counsel retained by the Trust to review all services provided by in-house USBGFS attorneys and to provide independent judgment on the Trust’s behalf. The Trust acknowledges that because no attorney-client relationship exists between in-house USBGFS attorneys and the Trust, any information provided to USBGFS attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances. USBGFS represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.
20.Notices
Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

    Notice to USBGFS shall be sent to:
U.S. Bancorp Global Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202
Attn: President

and notice to the Trust shall be sent to:
Strategic Trust
7887 East Belleview Ave.
Suite 1100
Denver, CO 80111
21.Multiple Originals
This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.
Signatures on Following Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

STRATEGIC SERVICES, LLC            U.S. BANCORP FUND SERVICES, LLC
By:________________________________        By:______________________________
Name:_____________________________        Name: ____________________________
Title:______________________________        Title: ____________________________
Date: _____________________________        Date:_____________________________

STRATEGIC TRUST
By:________________________________
Name:_____________________________
Title:______________________________
Date: _____________________________

Exhibit 1 to the Sub-Fund Administration Servicing Agreement

REQUIRED PROVISIONS OF DATA SERVICE PROVIDERS

•The Trust shall use the Data solely for internal purposes and will not redistribute the Data in any form or manner to any third party, except as may otherwise be expressly agreed to by the Data Provider.
•The Trust will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).
•The Trust shall will treat the Data as proprietary to the Data Provider. Further, the Trust shall acknowledge that the Data Provider is the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.
•The Trust will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any other person or organization (including, without limitation, the Trust’s present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.
•The Trust shall reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.
•The Trust shall assume the entire risk of using the Data and shall agree to hold the Data Providers harmless from any claims that may arise in connection with any use of the Data by the Trust.
•The Trust acknowledges that the Data Providers may, in their sole and absolute discretion and at any time, terminate USBGFS’ right to receive and/or use the Data.
•The Trust acknowledges and agrees that the Data Providers are third party beneficiaries of the agreements between the Data Providers and USBGFS with respect to the provision of the Data, entitled to enforce all provisions of such agreement relating to the Data.
•THE DATA IS PROVIDED TO THE TRUST ON AN "AS IS" BASIS. USBGFS, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF). USBGFS, ITS INFORMATION PROVIDERS AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
•THE TRUST ASSUMES THE ENTIRE RISK OF ANY USE THE TRUST MAY MAKE OF THE DATA. IN NO EVENT SHALL USBGFS, ITS INFORMATION PROVIDERS

OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO THE TRUST, OR ANY OTHER THIRD PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE INABILITY OF THE TRUST TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF USBGFS, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES

Exhibit 2 to the Sub-Fund Administration Servicing Agreement

Separate Series of Strategic Trust
Running Oak Funds

Name of Series

Running Oak Efficient Growth ETF

New Trust/Fund Start-up & Registration Services Project Fee Schedule
Regulatory Sub-Administration Service Proposal - in support of external legal counsel Full Start Up - New Registrant
■As Negotiated
Above fees are applicable when all new funds are registered in same statutory prospectus. (Excludes Trust counsel fee; subject to services provided, if applicable)

Additional Regulatory Sub-Administration Services - in support of external legal counsel
■Subsequent new fund launch - or as negotiated
■Drafting SEC exemptive order application for required relief, as negotiated
■Proxy Statement - as negotiated based upon specific requirements
■Additional fee of $[ ] per sub-adviser for 2 or more sub-advisers

Note: External legal costs are not included in the above fees.

Fund startup and registration services project fee is paid for by the adviser and not the Fund(s).
Fund startup and registration fees are billed 50% following the selection of U.S. Bank and 50% 75 days after the preliminary registration statement is filed with the SEC.

Ongoing Annual Regulatory Sub-Administration Services - in support of external legal counsel
Includes annual registration statement update and drafting of supplements:
■$[ ] for first three funds in same statutory prospectus
■$[ ] for each of the next three funds in the same statutory prospectus
■Fees negotiated for funds 7+

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
■Postage, if necessary
■Federal and state regulatory filing fees
■Expenses from Board of Trustee meetings
■Third party auditing
■EDGAR/XBRL filing
■All other Miscellaneous expenses

Base Fee for Accounting, Sub-Administration, Transfer Agent & Account Services

The following reflects the greater of the basis point fee or annual minimum1 where Running Oak acts as Adviser to the Fund

Annual Minimum per Fund2            Basis Points on Trust AUM2
Funds 1-5 $[ ]                First $[ ] [ ] bps
Funds 6-10 $[ ]                Next $[ ]         [ ] bps
Funds 11+      $[ ]                Next $[ ] [ ] bps
                        Balance         [ ] bps
See APPENDIX A for Services and Associated Fees in addition to the Base Fee
See APPENDIX B for OPTIONAL Supplemental Services and Associated Fees

1 Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum. Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on the percent on AUM.

Once a Fund is operational, should this service agreement with U.S. Bank be terminated prior to the end of the initial two year period, Adviser will be responsible for the balance of the minimum fees for the remainder of the service agreement's 12-month period beginning with the Fund's launch or any anniversary of launch. To avoid doubt, if "the Adviser" launched a Fund on March 1, 2021 and terminated the relationship on June 30, 2022, Adviser would owe U.S. Bank up to [ ]% of $[ ] ($[ ] admin/acct/ta
+ $[ ] Custody).

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

2 Subject to annual CPI increase: All Urban Consumers - U.S. City Average" index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).
Fees are calculated pro rata and billed monthly.

Appendix A:
Accounting, Sub-Administration, Transfer Agent & Account Services (in addition to the Base Fee)
Pricing Services
For daily pricing of each securities (estimated 252 pricing days annually)
■$[ ] - Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Total Return Swaps
■$[ ] - Domestic Corporates, Domestic Convertibles, Domestic Governments and Agency, Mortgage Backed, and Municipal Bonds
■$[ ] - CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, and High Yield Bonds
■
■$[ ] - Interest Rate Swaps, Foreign Currency Swaps
■$[ ] - Bank Loans
■$[ ] - Swaptions, lntraday money market funds pricing, up to 3 times per day
■$[ ] - Credit Default Swaps
■$[ ] per Month Manual Security Pricing (>25 per day)

NOTE: Prices are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action Services
Fee for ICE data used to monitor corporate actions
■$[ ] per Foreign Equity Security per Month
■$[ ] per Domestic Equity Security per Month
■$[ ] per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)
■$[ ] per security per month for fund administrative

SEC Modernization Requirements
■Form N-PORT - $[ ] per year, per Fund
■Form N-CEN - $[ ] per year, per Fund

Chief Compliance Officer Support Fee
■CCO support annual fee $[ ] per trust for each U.S. Bank service (administration, accounting, transfer agent, custodian)
Chief Compliance Officer Support Fee includes the following services:
■Access to the CCO Portal including business line Critical Procedures, Compliance Controls, Testing of Controls, Annual U.S. Bank Global Fund Services CCO Review, SOC/ SSAE audits of business lines
■Quarterly 38a-1 certifications to the CCO regarding any changes to critical policies, procedures and controls and compliance events as required under Rule 38a-1 of the Investment Company Act
■Quarterly CCO teleconferences and other periodic events and webinars
■CCO forums held periodically throughout the year in major cities
■Annual client conference which includes CCO roundtable discussions
NOTE: the CCO Support team does NOT serve as the Fund CCO
Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).
Fees are calculated pro rata and billed monthly

Appendix B:
OPTIONAL Supplemental Services for Fund Accounting, Fund Sub-Administration & Portfolio Compliance (provided by U.S. Bank upon client request)
Section 15(C) Reporting
•$[ ] per fund per standard reporting package*
*Standard reporting packages for annual 15(c) meeting
Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report
Performance reporting package: Peer Comparison Report
•Additional 15c reporting is subject to additional charges
•Standard data source - Morningstar; additional charges will apply for other data services
Daily Compliance Services
•Base fee - $[ ] per fund per year
•Setup - $[ ] per fund group
Section 18 Daily Compliance Testing (for derivatives and leverage)
•$[ ] set up fee per fund complex
•$[ ] per fund per month
Controlled Foreign Corporation (CFC)
•U.S. Bank Fee Schedule plus $[ ]
C- Corp Administrative Services
•1940 Act C-Corp- U.S. Bank Fee Schedule plus $[ ]
•1933 Act C-Corp- U.S. Bank Fee Schedule plus $[ ]
Core Tax Services
M-1 book-to-tax adjustments at fiscal and excise year-end, prepare tax footnotes in conjunction with fiscal year-end audit, Prepare Form 1120-RIC federal income tax return and relevant schedules, Prepare Form 8613 and relevant schedules, Prepare Form 1099- MISC Forms, Prepare Annual TDF FBAR (Foreign Bank Account Reporting) filing, Prepare state returns (Limited to two) and Capital Gain Dividend Estimates (Limited to two).
Optional Tax Services
The Base Fee includes the following core tax services: M-1 book-to-tax adjustments at fiscal and excise year-end, prepare tax footnotes in conjunction with fiscal year-end audit, Prepare Form 1120-RIC federal income tax return and relevant schedules, Prepare Form 8613 and relevant schedules, Prepare Form 1099-MISC Forms, Prepare Annual TDF FBAR (Foreign Bank Account Reporting) filing, Prepare state returns (Limited to two) and Capital Gain Dividend Estimates (Limited to two). Additional services excluded from the Base Fee are:
•Prepare book-to-tax adjustments & Form 5471 for Controlled Foreign Corporations (CFCs) - $[ ] per year
•Additional Capital Gain Dividend Estimates - (First two included in core services) - $[ ] per additional estimate
•State tax returns - (First two included in core services) - $[ ] per additional return
Tax Reporting - C-Corporations
Federal Tax Returns
•Prepare corporate Book to tax calculation, average cost analysis and cost basis role forwards, and federal income tax returns for investment fund (Federal returns & 1099 Breakout Analysis) - $[ ]
•Prepare Federal and State extensions (If Applicable) - Included in the return fees
•Prepare provision estimates - $[ ] Per estimate
State Tax Returns
•Prepare state income tax returns for funds and blocker entities - $[ ] per state return Sign state income tax returns - $[ ] per state return
Assist in filing state income tax returns - Included with preparation of returns
•State tax notice consultative support and resolution - $[ ] per fund
Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: Charges associated with accelerated effectiveness at DTCC ,Portfolio Composition File (PCF) management services, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and travel related costs.

Fees are calculated pro rata and billed monthly